As filed with the Securities and Exchange Commission on July 2, 2004
                                             Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                    under the
                             SECURITIES ACT OF 1933
                                ----------------

                               Motient Corporation
             (Exact name of registrant as specified in its charter)

            Delaware                                   93-0976127
 (States or other jurisdiction of        (I.R.S. Employer Identification Number)
  incorporation or organization)

                            300 Knightsbridge Parkway
                             Lincolnshire, IL 60069
                                 (847) 478-4200
   (Address, including zip code, of registrant's principal executive offices)

                   Motient Corporation 2002 Stock Option Plan
                            (Full title of the plan)

                              Robert Macklin, Esq.
                                 General Counsel
                               Motient Corporation
                            300 Knightsbridge Parkway
                             Lincolnshire, IL 60069
                                 (847) 478-4200

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


                                                  CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------
                                                                   Proposed Maximum      Proposed Maximum        Amount of
             Title of Each Class                  Amount to Be    Offering Price per    Aggregate Offering     Registration
        of Securities to Be Registered           Registered (1)          Share                Price                Fee
------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per share            36,331 (2)         $11.70 (3)             $425,073              $53.86
------------------------------------------------------------------------------------------------------------------------------

(1) This registration statement includes a reoffer prospectus. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, the number of shares of common stock registered hereby is subject to adjustment to prevent dilution by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of the outstanding shares of common stock.

(2) Represents 36,331 shares of common stock previously issued to the selling stockholders named herein pursuant to the exercise of stock option grants made from time to time under the Motient Corporation 2002 Stock Option Plan.

(3) Calculated in accordance with Rule 457(c) and (h) under the Securities Act based on the average of the bid and ask prices per share of the common stock on June 28, 2004, as reported by the Pink Sheets.
================================================================================

                                EXPLANATORY NOTE

         The prospectus contained in this registration statement constitutes a reoffer prospectus, prepared in accordance with Part I of Form S-3 of the Securities Act and filed as part of the registration statement as permitted by General Instruction C to Form S-8, to be used in connection with the reoffer and resale of 36,331 shares of common stock of Motient Corporation previously issued to certain current and former employees named herein pursuant to stock option grants made from time to time by the compensation and stock option committee of our board of directors, pursuant to our 2002 Stock Option Plan.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         This registration statement contains two parts. The first part contains a reoffer prospectus prepared in accordance with Part I of Form S-3 of the Securities Act, in accordance with General Instruction C to Form S-8. The second part contains information required in this registration statement pursuant to
Part II of Form S-8. The requirements of Part I of Form S-8 are not applicable to the prospectus included in this registration statement because it is a reoffer prospectus. This registration statement does not cover any shares of common stock offered by us pursuant to our 2002 Stock Option Plan. This reoffer prospectus may be used for reoffers or resales by certain of our selling stockholders on a continuous or delayed basis in the future of the 36,331 shares of common stock.

                                   PROSPECTUS

                               MOTIENT CORPORATION


                          36,331 Shares of Common Stock

                           (Par value $0.01 per share)

         This prospectus relates to the reoffer and resale by certain selling stockholders of shares of our common stock that were issued by us to the selling stockholders upon the exercise of stock options granted under the Motient Corporation 2002 Stock Option Plan, or the stock option plan. The shares will be reoffered and resold for the account of the selling stockholders, and we will not receive any of the proceeds from the resale of the shares.

         The selling stockholders have advised us that the resale of their shares may be effected from time to time in one or more transactions effected on any stock exchange or electronic trading market on which the shares of common stock may be listed or quoted, such as the OTC Bulletin Board, in negotiated transactions, or otherwise, at market prices prevailing at the time of sale or at prices otherwise negotiated. See "Plan of Distribution." We will bear all expenses in connection with the preparation of this prospectus. The selling stockholders will pay the other costs, if any, associated with the sale of the shares of our common stock.

         There is no assurance that any of the selling stockholders will sell any of their shares of our common stock or that all of the shares will be sold. Our common stock is quoted on the Pink Sheets under the symbol "MNCP." On June 24, 2004, the high and low prices for our common stock were $9.98 and $10.19 per share on the Pink Sheets.

         Investing in our common stock involves risks. See "Risk Factors" beginning at page 7.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         The date of this prospectus is July 2, 2004.

                                TABLE OF CONTENTS

                                                                    PAGE
                                                                    ----

Cautionary Note Regarding Forward-Looking Statements                   5

Motient Corporation                                                    6

Risk Factors                                                           7

Use of Proceeds                                                       15

Selling Stockholders                                                  15

Plan of Distribution                                                  16

Where You Can Find More Information                                   17

Experts                                                               18

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding our expected financial position and operating results, our business strategy and our financing plans are forward-looking statements. These statements can sometimes be identified by our use of forward-looking words such as "may", "will", "anticipate", "estimate", "expect", "project", or "intend". These forward-looking statements reflect our plans, expectations and beliefs and, accordingly, are subject to certain risks and uncertainties. We cannot guarantee that any of such forward-looking statements will be realized.

         Statements regarding factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, or cautionary statements, include, among others, those under the caption "Risk Factors," and elsewhere in this report, including in conjunction with the forward-looking statements included in this report. All of our subsequent written and oral forward-looking statements (or statements that may be attributed to us) are expressly qualified in their entirety by the cautionary statements referred to above and contained elsewhere in this report. You should carefully review the risk factors described in this prospectus and in our other filings with the SEC from time to time, including our periodic reports which will be filed in the future, as well as our other reports and filings with the SEC.

         Our forward-looking statements are based on information available to us today, and we will not update these statements. Our actual results may differ significantly from the results discussed.

                               MOTIENT CORPORATION



We are a nationwide provider of two-way, wireless mobile data services and mobile Internet services. Our customers use our network and applications for email messaging and enterprise data communications services, enabling businesses, mobile workers and consumers to transfer electronic information and messages and access corporate databases and the Internet. Our network is designed to offer a broad array of wireless data services, such as:

          o two-way mobile Internet services, including our eLinkSM wireless email service and BlackBerry(TM) by Motient wireless email, that provide users integrated wireless access to a broad range of corporate and Internet email and Internet-based information;

          o telemetry systems that connect remote equipment, such as wireless point-of-sale terminals, with a central monitoring facility; and

          o mobile data and fleet management systems used by large field service organizations and transportation companies.

Our eLink service is a two-way wireless email device and electronic organizer that uses our terrestrial network. We provide our eLink brand two-way wireless email service to customers accessing email through corporate servers, Internet service providers, mail service provider accounts and paging network suppliers. We also offer a BlackBerryTM by Motient solution specifically designed for large corporate accounts operating in a Microsoft(R) Exchange and Lotus Notes(R) environment. BlackBerryTM is a popular wireless email solution developed by Research In Motion Ltd. and is being provided on the Motient(R) Network under an agreement with Research In Motion. Motient has been providing terrestrial wireless services to customers for several years, using a network that possesses four key design attributes:

          o    two-way communication;

          o    superior in-building penetration;

          o    user mobility; and

          o    broad nationwide coverage.

As of June 15, 2004, Motient's terrestrial wireless two-way data network covers a geographic area populated by more than 225 million people and is comprised of over 1,200 base stations that provide service to over 475 of the nation's largest cities and towns, including virtually all metropolitan statistical areas. Motient is in the process of rationalizing its network to remove unprofitable base stations that may impact this coverage. As of December 31, 2003 and March 31, 2004, there were approximately 204,000 user devices and 194,000 user devices, respectively, registered and 115,000 user devices and 108,000 user devices, respectively, with active usage on Motient's network. As of December 31, 2002 and 2001, there were approximately 262,000 user devices and 250,600 user devices, respectively, registered on Motient's network.

In addition to selling messaging services that use our own network, we are a national premier dealer for T-Mobile USA and an authorized agent for Verizon Wireless. Under our agreements with these providers, we sell nationwide network subscriptions for T-Mobile's third generation global system for mobile communications/general packet radio service, or GSM/GPRS, wireless voice and data service, and for Verizon Wireless's third generation code division multiple access/singular carrier radio transmission technology, or CDMA/1XRTT, wireless voice and data service. These agreements allow us to sell and promote wireless email and wireless Internet applications to enterprise accounts on networks with greater capacity and speed than our own, and that are voice capable.

We are a Delaware corporation with our principal executive offices located at 300 Knightsbridge Parkway, Lincolnshire, Illinois 60069. Our principal executive offices were formerly located in Reston, VA, but in July 2003, we substantially completed the move of our corporate headquarters to our present facility. Our telephone number is (847) 478-4200.

                                  RISK FACTORS

         Investing in our common stock involves risk. You should carefully consider all of the information included or incorporated by reference in this prospectus before deciding whether to make an investment. In particular, you should carefully consider the risks and uncertainties referred to below. These risks and uncertainties are those that we have identified as the most significant to a decision whether or not to invest in our common stock. There may be additional risks that are not currently known to us or that we do not currently consider important. These risks and uncertainties could have an adverse effect on our business, including, depending on the circumstances, our results of operations and financial condition, or could adversely affect the value of the common stock offered by this prospectus.

We have undergone significant organizational restructuring and we face substantial operational challenges.

We are in the process of evaluating our future strategic direction. We have been forced to take material actions to reduce operating costs and preserve our remaining cash. For example, in February 2004 we effected a reduction in force that reduced our workforce from approximately 166 to 112 employees. The elimination of certain sales and other personnel may have a negative effect on our future revenues and growth prospects and our ability to support new product initiatives and generate customer demand. In addition, we are currently removing unneeded capacity across the network by deconstructing under-utilized and un-profitable base stations. The full extent and effect of the changes to our network have yet to be determined, and these reductions in network capacity may also have a negative effect on our future revenues and growth prospects.

We are not cash flow positive, and our prospects will depend on our ability to control our costs while maintaining and improving our service levels.

We do not generate sufficient cash from operations to cover our operating expenses, and it is unclear when, or if, we will be able to do so. As a result, we have been involved in the process of reducing our expenditures in a variety of areas, including a reduction in the number of our employees, the closure of our Reston facility and the restructuring of our network. We also have renegotiated several of our key vendor and customer arrangements and continue to aggressively pursue further vendor cost reductions when opportunities arise. We continue to use more cash than we generate from operations. Our prospects will depend in part on our ability to reduce operating costs further and operate more efficiently, while maintaining and improving our service levels.

We will need additional liquidity to fund our operations.

We do not generate sufficient cash from operations to cover our operating expenses, and it is unclear when, or if, we will be able to do so. Even after we begin to generate cash in excess of our operating expenses, we expect to require additional funds to meet remaining interest obligations, capital expenditures and other non-operating cash expenses, including, but not limited to the repayment of our debt to Rare Medium of approximately $22.0 million due in May 2005. We currently anticipate that our funding requirements through 2004 should be met through a combination of various sources, including:

     o cash on hand, including cash generated by our April 7 and July 1, 2004 private placements of common stock,

     o    net cash flow from operations,

     o our term credit facility, of which $5.8 million remains available for borrowing through December 31, 2004, and

     o proceeds from the sale of certain frequency assets that are not necessary for our future network requirements

An additional potential funding source is the repayment of a $15.0 million note from MSV. In April 2004, MSV repaid $2.0 million of this note. We also own an aggregate of approximately $3.5 million of convertible notes from MSV, which are mandatorily convertible into equity of MSV in certain circumstances. There can be no assurance that the foregoing sources of liquidity will provide sufficient funds in the amounts or at the time that funding is required. In addition, if our ability to realize such liquidity from any such source is delayed or the proceeds from any such source are insufficient to meet our expenditure requirements as they arise, we will seek additional equity or debt financing, although it is unlikely under current conditions that such additional financing will be available on reasonable terms, if at all. If we are not able to obtain other sources of funding or obtain relief from our creditors, we may not be able to continue as a going concern.

We may not be able to meet our debt obligations, operating expenses, working capital and other capital expenditures.

As of December 31, 2003, we had approximately $36.1 million of debt outstanding (including our term credit facility, capital leases, notes with Rare Medium and CSFB and obligations owed to Motorola and accrued interest thereon). In January 2003, we secured a $12.5 million credit facility of which we had drawn and repaid $6.8 million as of June 25, 2004. Amounts repaid may not be re-borrowed. Some of these debt obligations have current interest and principal requirements. As of December 31, 2003, $2.5 million of our debt obligations were recorded as current liabilities. We cannot assure you that our operating cash flow will be adequate to pay the principal and interest payments on this indebtedness when due, as well as to fund all of our contemplated capital expenditures. Some of these debt obligations also have certain minimum covenant requirements.

Our term credit facility imposes certain conditions on our ability to make draws, including compliance with certain financial and operating covenants. We provided notices of default and received respective waivers for our covenant requirements in the monthly periods ended April 2003 through December 2003 under our term credit facility. We cannot assure you that our operating results will be adequate to meet future minimum covenant requirements, which could lead to events of default and acceleration of these debt obligations.

If we are not able to make required payments under our credit facility or other debt obligations, the lenders thereunder could seek to accelerate such obligations and take actions to seize collateral, any of which could render us insolvent.

We believe that the implementation of our business strategy is crucial to our future financial viability and the ability to generate the cash flow necessary to pay principal and interest, and our working capital and capital expenditure needs. Although we believe our business strategy will help improve our financial viability and our cash flow, we cannot assure you that the financial resources available to us will be sufficient for us to achieve profitability.

We will continue to incur significant losses.

If we do not become profitable, we could have difficulty obtaining funds to continue our operations. We have incurred net losses every year since we began operations. These losses are due to the costs of developing and building our network and the costs of developing, selling and providing products and services. Although we have significantly reduced our losses, we will continue to have losses in the future.

We generate a large part of our revenues and cash flows from a small number of customers, and the loss of one or more key customers could result in a significant reduction in revenues and cash flows; UPS has recently deregistered a majority all of its units on our network.

For the year ended December 31, 2003, five customers accounted for approximately 47% of our service revenue, with two of those customers each accounting for more than 11%. None of these significant customers are obligated to purchase any minimum quantity of airtime, service or hardware from us. There can be no assurance that the revenue generated from our largest customers will continue in future periods. We may lose certain revenues from major customers due to churn and migration to alternative technologies. The loss of one or more of our key customers, a material reduction in such customers' use of our network, or any other event, occurrence or development which adversely affects our relationship with one or more of these customers, could harm our business by reducing revenue and reducing net cash flow from operations.

In addition, UPS, our second largest customer for the year ended December 31, 2003 and our eighth largest customer for the three months ended December 31, 2003, substantially completed its migration to next generation network technology by the end of the second quarter of 2003, and its monthly airtime usage of our network declined significantly. While we expect that UPS will remain a customer for the foreseeable future, our service contract with UPS may be terminated by UPS on 30 days' notice. Until June 30, 2003, UPS had voluntarily maintained its historical level of revenue to mitigate the near-term revenue and cash flow impact of its reduced network usage. However, beginning in July 2003, the revenues and cash flow from UPS declined significantly. In addition, in December 2002 we entered into a separate agreement with UPS under which UPS made a significant prepayment for network airtime service to be provided beginning January 1, 2004. The prepayment will be credited against airtime services provided to UPS beginning January 1, 2004, until the prepayment is fully credited. If UPS terminates our contract, any remaining prepayment would be required to be repaid. Based on the current level of network airtime usage by UPS, we do not expect that UPS will be required to make any cash payments to us in 2004 for service provided during 2004.

Our growth has been curtailed by funding constraints.

We have significantly decreased the amount that we are spending on the maintenance and growth of our operations, network and subscriber base due to our liquidity constraints. We have taken a number of steps to continue to reduce our operating and capital expenditures in order to lower our cash burn rate; however, our capital resources currently are not sufficient to permit us to fund the launch of new products and services. Failure to generate or raise sufficient funds may require us to delay or abandon some of our expenditures, which could harm our business and competitive position.

Our internal controls may not be sufficient to ensure timely and reliable financial information.

During the course of the fiscal 2002 year-end closing process and subsequent audit of our financial statements for the eight month period ended December 31, 2002, our management and our then-current independent auditors, PricewaterhouseCoopers, identified several significant deficiencies in our internal controls. In response to these concerns, we have implemented enhanced measures and have dedicated more resources to improve our account reconciliation process and to further strengthen our internal controls. We have not yet been able to fully execute all of the salutary procedures and actions we deem desirable to address our internal control deficiencies. Significant supplemental resources will continue to be required to maintain appropriate controls and procedures and to prepare our financial statements and other disclosures. Failure to maintain such controls and procedures may increase the risk of future errors or omissions in our financial statements or public reports or filings and may prevent us from meeting our filing deadlines.

There can be no assurance that these actions and any other actions that we take to improve our internal controls and procedures will be successful. Our inability to implement these actions could adversely affect our ability to record, process, summarize and report financial data in compliance with our reporting obligations.

We face burdens relating to the recent trend toward stricter corporate governance and financial reporting standards.

New legislation or regulations that follow the trend of imposing stricter corporate governance and financial reporting standards, including compliance with Section 404 of the Sarbanes-Oxley Act of 2002, may lead to an increase in our costs of compliance. A failure to comply with these new laws and regulations may impact market perception of our financial condition and could materially harm our business. Additionally, it is unclear what additional laws or regulations may develop, and we cannot predict the ultimate impact of any future changes.

We may not be able to realize value from our investment in MSV due to risks associated with MSV's next-generation business plan.

MSV's next-generation business plan is novel and without established precedent. Neither MSV nor any other company has developed an integrated hybrid network, and MSV's success will depend on several factors, including

     o the ultimate resolution of pending FCC and court proceedings with respect to MSV's L-band license and S-band rights;
     o MSV's ability to make use of spectrum in the S-band, which is dependent on the FCC's reinstatement of the S-band authorization granted to TMI , FCC approval of its transfer to MSV's subsidiary, TerreStar Networks Inc., and MSV's ability to meet FCC milestones;
     o MSV's ability to enter into contractual relationships with its partners that comply with FCC rules concerning ATC;

     o MSV's ability to coordinate with other satellite system operators to optimize both its overall spectrum access and the utility of the L-band for certain wireless protocols;
     o whether the price paid for spectrum in prior transactions is indicative of the future value of MSV's spectrum assets and MSV's ability to effect transactions that realize the value of such spectrum assets;
     o    the supply of available wireless spectrum in the marketplace;
     o MSV's ability to develop and integrate the complex technologies associated with its next-generation system;
     o MSV's ability to develop and deploy innovative network management techniques to permit mobile phones to seamlessly transition between satellite and terrestrial mode;
     o the construction, delivery and launch of MSV's next-generation satellites and the maintenance of MSV's existing geostationary satellites;
     o MSV's ability to obtain funding for the construction of the satellite component of its next-generation service on favorable terms;
     o MSV's dependence on one or more third party partners to construct the terrestrial base station component of its next-generation network;
     o market acceptance and level of demand for MSV's next-generation network; and
     o protection of MSV's proprietary information and intellectual property rights.

If MSV is unable to implement its next-generation business strategy, our investment in MSV could be materially and adversely affected.

Motient may have to take actions which are disruptive to its business to avoid registration under the Investment Company Act of 1940.

Motient may have to take actions which are disruptive to its business if it is deemed to be an investment company under the Investment Company Act of 1940. Motient's equity investments, in particular its ownership interests in MSV, may constitute investment securities under the Investment Company Act. A company may be deemed to be an investment company if it owns investment securities with a value exceeding 40% of its total assets excluding cash items and government securities, subject to certain exclusions. Investment companies are required to register under and comply with the Investment Company Act unless an exclusion or SEC safe harbor applies. If Motient were to be deemed an investment company, it would become subject to the requirements of the Investment Company Act. As a consequence, Motient would be prohibited from engaging in business as it has in the past and might be subject to civil and criminal penalties for noncompliance. In addition, certain of its contracts might be voidable, and a court-appointed receiver could take control of Motient and liquidate its business.

We could lose market share and revenues as a result of increasing competition from companies in the wireless communications industry that have greater resources and name recognition.

We expect to face intense competition in all of our markets, which could result in a loss of customers and lower revenues and could make it more difficult for us to enter new markets. Our competitors include service providers in several markets -- dedicated mobile data, PCS/cellular, narrowband PCS/enhanced paging and emerging technology platforms. The growth in wireless data opportunities has led traditional hardware manufacturers and software developers to invest in technologies that will allow the migration of core products and services to a mobile environment. Companies like IBM, Oracle Corporation, Siebel Systems, Inc., Sun Microsystems, Inc. and Lucent Technologies, Inc. have made significant investments in the area of mobility to guarantee their place in both the desktop and mobile/handheld computing environments.

Our eLink service competes with a variety of services that offer two-way messaging and PDA functionality on small, portable devices. Most of these competing services are better established in the marketplace, and many competitors have substantially greater financial, technical, marketing, sales, distribution and other resources than we have. We expect that we will continue to compete primarily with Cingular Wireless, which offers wireless data services over its network, including Research In Motion's BlackBerryTM email service. Our agreement with Research In Motion permits us to market the BlackBerryTM service in the United States on the Motient network. These and other firms may enter the markets where we focus our sales efforts, which may create downward pressure on the prices for our services and negatively impact our returns. Many of the existing and potential competitors have financial and other resources far greater than those of Motient. In addition, continuing consolidation in the communications industry, including Cingular Wireless' proposed acquisition of AT&T Wireless, may strengthen existing competitors or give rise to significant new competitors which would threaten our business.

In addition, a variety of new technologies, devices and services will result in new types of competition for us in the near future. The emergence of new protocols such as the WAP and the Bluetooth protocol enable the use of the Internet as a platform to exchange information among people with different devices running on different networks. Also, several large wireless providers are deploying new, so-called "2.5G" and "3G" technologies, including new forms of CDMA, time division multiple access, or TDMA, and GSM technologies, which will increase the data capabilities of wireless voice and data services and will have a competitive impact on our business.

Failure to keep pace with rapidly changing markets for wireless communications would significantly harm our business.

The technology and markets for wireless communications services change rapidly. Our success depends, in part, on our ability to respond and adapt to change. For example, large wireless voice carriers are in the process of expanding their ability to offer wireless data services that may compete with our services, by deploying "2.5G" and "3G" technologies. These technologies, which include GPRS and 1XRTT, support both wireless voice and packet data services. While we will endeavor to enhance the efficiency and performance of our existing data-only network through a variety of measures, we also expect to consider, as appropriate, alliances or other contractual arrangements with larger wireless communications providers, so that we can continue to offer as complete an array of data services as possible. We cannot guarantee that we will be able to compete effectively under, or adjust our contemplated plan of development to meet, changing market conditions. We cannot guarantee that we will be able to implement our strategy or that our strategy will be successful in these rapidly evolving markets. The markets for wireless communications services are also marked by the continuous introduction of new products and services and increased capacity for services similar to those provided by Motient. Technological advances may also increase the efficiency of existing products or services. If a technology becomes available that is more cost-effective or creates a superior product, we may be unable to access this technology or finance the necessary substantial capital expenditures that may be required. Our technology may be rendered less profitable or less viable by existing, proposed or as yet undeveloped technologies. We cannot guarantee that we will have the financial and other resources available to compete effectively against companies possessing such technologies. We are unable to predict which of the many possible future products and services will meet evolving industry standards and consumer demands. We cannot guarantee that we can adapt to technological changes or offer products or services on a timely basis to establish or maintain a competitive position.

The success of our wireless communications business depends on our ability to enter into and maintain third party distribution relationships.

A key element of our strategy is to develop and capitalize on distribution relationships with leading companies who can provide access to significant numbers of potential customers in our target markets. For example, Motient has reseller agreements with SkyTel, Metrocall, Aether Systems and Earthlink, as well as Research In Motion. Because we are relying on these distribution companies to enable us to acquire subscribers, our success in penetrating our targeted markets will depend, to a large extent, on the efforts of these distribution companies, as well as future distribution companies. The rollout of sales efforts by these distribution companies may be subject to delays, some of which may be outside of our control. Some of our resellers have experienced significant financial difficulties in recent periods. Our inability to fully capitalize on our third party distribution agreements, the termination of or failure to renew any of these agreements, or our inability to enter into similar distribution relationships with other leading companies could reduce our access and exposure to potential customers.

We expect to maintain a limited inventory of devices to be used in connection with our eLink service, and any interruption in the supply of such devices could significantly harm our business.

We depend on independent vendors to develop and manufacture wireless communications devices for our networks, which are significant elements of our business plan because most of our services require these devices. Some of our important service offering initiatives are dependent on the timely delivery of a sufficient quantity of user devices, including the palm-sized devices used with Motient's eLink wireless email service which are manufactured by Research In Motion. These suppliers do not sell these devices to us on an exclusive basis.

We carry a limited inventory of these devices and generally have no guaranteed supply arrangements. Some of these suppliers and vendors are relatively small companies and have limited resources and production capacities. In addition, some of our sole-source suppliers themselves rely on sole- or limited-sources of supply for components included in their devices.

We cannot guarantee that our suppliers will be able to supply us with components and devices in the quantities and at the times we require, or at all.

We have short-term contracts with the majority of our suppliers. We cannot guarantee that our suppliers will continue to provide products at attractive prices, or at all, or that we will be able to obtain products in the future from these or other providers on the scale and within the time frames we require. On June 26, 2003, Research In Motion provided us with a written End of Life Notification for the RIM 857 wireless handheld device. This means that Research In Motion will no longer be producing this model of handheld device. The last date for accepting orders was September 30, 2003, and the last date for shipment of devices was January 2, 2004. Motient continues to source limited quantities of RIM 857 devices from RIM and Motient has implemented a RIM 857 and RIM 850 "equivalent to new" program and expects that there will be sufficient returned RIM 857 and 850s to satisfy demand for the foreseeable future. If we cannot obtain a sufficient supply of RIM 857s, it may harm our business.

Additionally, some or all of our suppliers could enter into exclusive arrangements with our competitors, or cease selling these components at commercially reasonable prices, or at all. Research In Motion, which is our primary supplier of devices for our eLink wireless email service, also markets and sells BlackBerryTM, which is an alternative wireless email service offered on the Cingular Interactive network. We also have an agreement with Research In Motion permitting us to market the BlackBerryTM service in the United States on our network. If we fail to obtain products on a timely basis at an affordable cost, or experience any significant delays or interruptions of supply, our business will be harmed.

If prices charged by suppliers for wireless devices do not decline as we anticipate, our business may not experience the growth we expect.

Part of our growth is predicated on our suppliers reducing the cost of wireless communications devices approved and available for use on our network. We believe that reductions in the cost of wireless communications devices will result in increased sales of devices, additional subscribers for our services and a corresponding increase in our service revenues. If we fail to obtain cost reductions on a timely basis, or experience any significant delays of these reductions, our revenues could be diminished or fail to increase.

We may not be able to develop, acquire and maintain proprietary information and intellectual property rights, which could limit the growth of our business and reduce our market share.

Our wireless communications business depends on technical knowledge, and we believe that our future success is based, in part, on our ability to keep up with new technological developments and incorporate them in our products and services. We own or have the right to use certain of our work products, inventions, designs, software, systems and similar know-how. While we have taken steps to diligently protect that information, there is no assurance that the information will not be disclosed to others or that others will not independently develop similar information, systems and know-how. Protection of our information, systems and know-how may result in litigation, the cost of which could be substantial. There is also no assurance that third parties will not assert claims that our products or services, including our eLink and BlackBerryTM by Motient service offerings, infringe on their proprietary rights.

If we are found to infringe or misappropriate a third party's proprietary rights, we could be required to pay damages to the third party, alter our products or services, obtain a license from the third party or cease activities utilizing these proprietary rights, including making or selling products or services utilizing the proprietary rights. Our inability to do any of the foregoing on commercially favorable terms could have a material adverse impact on our business, financial condition or results of operations.

We also rely on some technologies licensed from third parties. We cannot be sure that these licenses will remain available on commercially reasonable terms or at all. The loss of these technologies could require us to obtain substitute technology of lower quality or performance standards or at a greater cost, which could harm our business.

Patent infringement litigation against Research In Motion may impede our ability to use and sell certain software and handheld devices.

Our rights to use and sell the BlackBerryTM software and Research In Motion's handheld devices may be limited or made prohibitively expensive as a result of a patent infringement lawsuit brought against Research In Motion by NTP Inc. (NTP v. Research In Motion, Civ. Action No. 3:01CV767 (E.D. Va.)). In that action, a jury concluded that certain of Research In Motion's BlackBerryTM products infringed patents held by NTP covering the use of wireless radio frequency information in email communications. On August 5, 2003, the judge in the case ruled against Research In Motion, awarding NTP $53.7 million in damages and enjoining Research In Motion from making, using, or selling the products, but stayed the injunction pending appeal by Research In Motion. The appeal has not yet been resolved. As a purchaser of those products, we could be adversely affected by the outcome of that litigation.

Government regulation may increase our cost of providing services, slow our expansion into new markets, subject our services to additional competitive pressures and affect the value of our common stock.

Motient's ownership and operation of wireless communication systems are subject to significant regulation by the FCC under authority granted by the Communications Act of 1934 and related federal laws. There is no assurance that the rules and regulations of the FCC will continue to support our operations as presently conducted. A number of Motient's licenses are subject to renewal by the FCC. We cannot guarantee that all existing licenses will be renewed and that the requisite frequencies will be coordinated. Current federal law requires prior FCC approval of greater than 25% ownership of Motient by citizens or entities of foreign countries, which could limit the value of our common stock.

Motient's competitive position may be harmed if the wireless terrestrial network technology it licenses from Motorola is made available to competitors.

Motient holds a non-exclusive license to use a single frequency reuse technology. The terrestrial network, and some of its competitive strengths, such as in-building penetration, is based upon this technology. Motient also relies on support agreements with Motorola for support of the operations of certain portions of the terrestrial network. Under the terms of the non-exclusive license, Motorola could enter into arrangements to license this technology to any of our competitors, and those agreements could harm our ability to compete.

Motient could incur substantial costs if it is required to relocate its spectrum licenses under a pending proposal being considered by the FCC.

On March 14, 2002, the FCC adopted a notice of proposed rulemaking exploring options and alternatives for improving the spectrum environment for public safety operations in the 800 MHz band. In connection with this proceeding, Nextel has proposed, in a "white paper" to the FCC, that some of its wireless spectrum in the 700 MHz band, lower 800 MHz band, and 900 MHz band be exchanged for spectrum in the upper 800 MHz band and in the 2.1 GHz band. Nextel's proposal creates blocks of contiguous spectrum to be shared by public safety agencies. The Nextel proposal, as submitted to the FCC, would require that Motient either (i) continue to operate using its existing lower 800 MHz band spectrum on a secondary, non-interfering basis with the public safety agencies who would be relocated in the same spectrum, or (ii) relocate, at its own expense, to other spectrum in the 700 MHz or 900 MHz bands. Motient believes it is highly unlikely that it could continue to operate in the lower 800 MHz bands on a secondary, non-interfering basis. If Motient is required to relocate to spectrum in the 700 MHz or 900 MHz bands, it would incur substantial operational and financial costs, including costs relating to:

          o manufacturing replacement infrastructure and user hardware to operate on Motient's network in the 700 MHz or 900 MHz bands,

          o disruptions to existing customers as a result of the relocation to other spectrum bands,

          o    possible diminished data speed and

          o    coverage gaps.

There are also potential problems with the 700 MHz and 900 MHz bands that might make it difficult, if not impossible, for Motient to duplicate its existing operations in the 800 MHz band.

On December 24, 2002, a group of affected licensees, including Motient, Nextel, and several other licensees, submitted a detailed proposal to the FCC for accomplishing the re-allocation of spectrum over a period of several years. These parties have also been negotiating a mechanism by which Nextel would agree to reimburse costs, up to $850 million, incurred by affected licensees in relocating to different parts of the spectrum band pursuant to the rebanding plan.

On February 10, 2003, approximately 60 entities filed comments to Nextel's proposal submitted to the FCC. Reply comments, which were due February 25, 2003, included comments urging the FCC to conduct its own analysis of the adequacy of the interference protection proposed in the plan. In mid-April 2003, the FCC's OET sent a letter to several manufacturers requesting additional practical, technical and procedural solutions or information that may have yet to be considered. Responses were due May 8, 2003. Upon reviewing the filed comments, the OET has indicated that other technical solutions were possible and were being reviewed by the FCC.

It has been reported that in March of 2004, the staff of the FCC recommended the adoption of the plan for the reallocation of the 800 MHz spectrum commonly known as the "Consensus Plan". However, the staff apparently also recommended the rejection of Nextel Communications Inc.'s offer to pay $850 million to recover the costs of the re-allocation of the spectrum, as the staff apparently felt this amount to be insufficient to cover the costs of such re-allocation.

On April 8, 2004, Motient filed a request with the FCC asking that the Commission relocate Motient into the so called "upper-800 MHz band" as part of the Consensus Plan. The FCC did not adopt the order in April, and one month later, the Cellular Telecommunications & Internet Association, or CTIA, proposed a plan that would grant Nextel alternative spectrum in the less valuable 2.1GHz band. Verizon Wireless has advanced CTIA's and a similar plan, and has pledged to bid $5 billion for the 1.9GHz spectrum if those airwaves are auctioned. Nextel has vigorously opposed CTIA and Verizon Wireless plans, insisting that it be allowed to relocate to the 1.9GHZ spectrum. News accounts have stated that some senior officials at the FCC would prefer to grant Nextel the 2.1 GHZ spectrum because a grant is less subject to a court challenge as an impermissible sale of spectrum outside of an auction. Some members of Congress have also expressed interest in the proceeding. Given the uncertain outcome of this proceeding, we cannot assure you that our operations will not be affected by it.

We face burdens relating to the recent trend toward stricter corporate governance and financial reporting standards.

New legislation or regulations that follow the trend of imposing stricter corporate governance and financial reporting standards, including compliance with Section 404 of the Sarbanes-Oxley Act of 2002, may lead to an increase in our costs of compliance. A failure to comply with these new laws and regulations may impact market perception of our financial condition and could materially harm our business. Additionally, it is unclear what additional laws or regulations may develop, and we cannot predict the ultimate impact of any future changes.

Our adoption of "fresh-start" accounting may make evaluating our financial position and results of operations, as compared to prior periods, more difficult.

Due to our emergence from bankruptcy pursuant to the Plan of Reorganization, effective May 1, 2002, we implemented "fresh-start" accounting. In accordance with "fresh-start" accounting, all assets and liabilities were restated to reflect their respective estimated fair values. As a result, the consolidated financial statements for our reorganized company starting on and going forward from May 1, 2002 will not be comparable to our consolidated financial statements for the periods prior to May 1, 2002. The change in our accounting principles may make it more difficult to compare our operations to prior periods.

Certain tax implications of our bankruptcy and reorganization may increase our tax liability.

Certain U.S. tax attributes of Motient, including net operating loss carryovers, or NOLs, have been reduced or eliminated as a consequence of our bankruptcy and reorganization. The elimination or reduction of NOLs and such other tax attributes may increase the amount of tax payable by Motient following its reorganization as compared with the amount of tax payable had no such reduction been required.

There is a very limited public trading market for our common stock, and our equity securities may continue to be illiquid or experience significant price volatility.

Our common stock is not listed on any national securities exchange or on the Nasdaq National Market. Our common stock is quoted on the Pink Sheets under the symbol "MNCP." On June 15, 2004, the last reported bid prices for our common stock was $9.70. We cannot assure you that a more active trading market will develop for our common stock, or as to the degree of price volatility in any such market.

We do not expect to pay any dividends on our common stock for the foreseeable future.

We have never paid cash dividends on our common stock and do not anticipated that any cash dividends will be paid on the common stock for the foreseeable future. The payment of any dividend by us will be at the discretion of our board of directors and will depend on, among other things, our earnings, capital requirements and financial condition. In addition, under Delaware law, a corporation cannot declare or pay dividends on its capital stock unless it has an available surplus. Furthermore, the terms of some of our financing arrangements directly limit our ability to pay cash dividends on our common stock. The terms of any future indebtedness of our subsidiaries also may generally restrict the ability of some of our subsidiaries to distribute earnings or make other payments to us.

Future sales of our common stock could adversely affect its price and/or our ability to raise capital.

Assuming an active trading market develops for our common stock, sales of substantial amounts of common stock, or the perception that such sales could occur, could adversely affect the prevailing market price of the common stock and our ability to raise capital. We may issue additional common stock in future financing transactions or as incentive compensation for our executives and other personnel, consultants and advisors. Issuing any equity securities would be dilutive to the equity interests represented by our then-outstanding shares of common stock. The market price for our common stock could decrease as the market takes into account the dilutive effect of any of these issuances.

Finally, if Motient decides to file a registration statement to raise additional capital, some of Motient's existing stockholders hold piggyback registration rights that, if exercised, will require Motient to include their shares in the registration statement, which could adversely affect Motient's ability to raise needed capital.

                                 USE OF PROCEEDS

         The shares of common stock offered by this prospectus are being registered for the accounts of the selling stockholders identified in this prospectus. See "Selling Stockholders." All net proceeds from the sale of the shares of common stock will go to the stockholders that offer and sell their shares. We will not receive any part of the proceeds from such sales of common stock.

                              SELLING STOCKHOLDERS

         This prospectus relates to the reoffer and resale of shares issued to the selling stockholders under the stock option plan. There can be no assurance that the selling stockholders will offer or sell any of their shares registered in this offering.

         The selling stockholders listed below are our current and former employees. Some of the selling stockholders listed below may beneficially own additional shares of common stock.

         Pursuant to the requirements of the Securities Act, the following table sets forth the number of shares of our common stock beneficially owned by each selling stockholder as of the date of this prospectus, the number of shares of our common stock to be offered for resale by each selling stockholder and the number and percentage of shares of our common stock that each selling stockholder will beneficially own after completion of this offering (assuming that all shares that may be offered for resale are sold and no other shares beneficially owned by the selling stockholders are also sold).

-------------------------------------------------------------------------------------------------------------------------
                          Number of Shares        Maximum Number of      Number of Shares       Percentage of Shares
                          Beneficially Owned      Shares Eligible to     Beneficially Owned      Beneficially Owned
Name and Position of      Prior to the Offering   be Offered             After this Offering     After the Offering
Selling Stockholder       (1)
-------------------------------------------------------------------------------------------------------------------------
     Angel Alvarado                 229                     229                     0                      0%
   (Current employee)
-------------------------------------------------------------------------------------------------------------------------
      Gerald Burns                  558                     558                     0                      0%
   (Former employee)
-------------------------------------------------------------------------------------------------------------------------
      Lucia Coffey                5,001                   5,001                     0                      0%
   (Former employee)
-------------------------------------------------------------------------------------------------------------------------
    Stephen A. Haass              1,866                   1,866                     0                      0%
   (Former employee)
-------------------------------------------------------------------------------------------------------------------------
 Dan Pendergrass &               11,567                  11,567                     0                      0%
 Dan Pendergrass Jr.
   (Joint tenants)
  (Former employee)
-------------------------------------------------------------------------------------------------------------------------
 Walter V. Purnell Jr.           16,684                  16,684                     0                      0%
 (Former President and
          CEO
-------------------------------------------------------------------------------------------------------------------------
    Michele Raymond                 426                     426                     0                      0%
   (Former employee)
-------------------------------------------------------------------------------------------------------------------------

(1) The number of shares includes shares of common stock owned directly or indirectly by the selling stockholder and common stock underlying outstanding options that are exercisable within 60 days of this prospectus.

(2) For the purposes of this table, the percent of issued and outstanding shares of common stock held by each selling stockholder has been calculated on the basis of 29,773,994 shares of common stock issued and outstanding as of June 24, 2004.

                              PLAN OF DISTRIBUTION

         Neither we nor the selling stockholders have employed an underwriter in connection with the sale of common stock being offered by this prospectus. We will bear all expenses in connection with the preparation of this prospectus. The selling stockholders will bear all expenses associated with the sale of the common stock.

         At the time a selling stockholder makes an offer to sell shares, to the extent required by the Securities Act, a prospectus will be delivered. If a supplemental prospectus is required, one will be delivered setting forth the number of shares being offered and the terms of the offering.

         The selling stockholders may offer for sale their shares of common stock directly or through pledgees, donees, transferees or other successors in interest in one or more of the following transactions:

          o on any stock exchange or electronic trading market on which the shares of common stock may be listed or quoted at the time of sale, including the OTC Bulletin Board (if the common stock is then quoted on the OTC Bulletin Board);

          o    in negotiated transactions; or

          o    in a combination of any of the above transactions.

         The selling stockholders may effect such transactions by selling shares to or through broker-dealers, and all such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of shares of common stock for whom such broker-dealers may act as agents or to whom they sell as principals, or both. Compensation as to particular broker dealers may be in excess of customary commissions.

         Any broker-dealer acquiring common stock from the selling stockholders may sell the shares either directly, in its normal market-making activities, through or to other brokers on a principal or agency basis or to its customers. Any such sales may be at:

          o    fixed prices;

          o    prevailing market prices at the time of sale;

          o    varying prices determined at the time of sale; or

          o    negotiated prices.

         The selling stockholders and any broker-dealers that act in connection with the sale of the common stock hereunder might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of shares purchased by them might be deemed to be underwriting discounts and commissions under the Securities Act. Any such commissions, as well as other expenses incurred by the selling stockholders and applicable transfer taxes, are payable by the selling stockholders.

         Each selling stockholder reserves the right to accept, and together with any agent of the selling stockholder, to reject in whole or in part any proposed purchase of the shares of common stock. The selling stockholders will pay any sales commissions or other seller's compensation applicable to such transactions. We have not registered or qualified offers and sales of shares of the common stock under the laws of any country, other than the United States. To comply with certain states' securities laws, if applicable, the selling stockholders will offer and sell their shares of common stock in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the selling stockholders may not offer or sell shares of common stock unless we have registered or qualified such shares for sale in such states or we have complied with an available exemption from registration or qualification.

         The selling stockholders and any other person participating in the distribution of the shares will be subject to the Exchange Act and the rules and regulations thereunder. These rules and regulations may limit the timing of purchases and sales of any of the shares by the selling stockholders and any such other person. In particular, Regulation M may restrict the ability of the selling stockholders and any other person participating in the distribution of the shares to engage in market-making activities with respect to the shares of common stock. This may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the common stock.

         We cannot assure you that the selling stockholders will sell any or all of their shares of common stock through this prospectus or otherwise. Any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A under the Securities Act may be sold under Rule 144 or Rule 144A rather than through this prospectus.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain further information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

         This prospectus is part of a registration statement on Form S-8 filed with the SEC under the Securities Act. It does not contain all of the information that is important to you. You should read the registration statement for further information about us and the securities. Statements contained in this prospectus concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC highlight selected information, and in each instance reference is made to the copy of the document filed.

         You should rely only on the information contained in this prospectus, including the information contained in the documents incorporated by reference. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. The information in this prospectus and the documents incorporated by reference is only accurate as of the date of the respective documents in which the information appears. Our business, financial condition, results of operations and prospects may have changed since those dates.

         The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and may supersede this information. We incorporate by reference the documents listed below that we have filed with the SEC and any future filing that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of the initial registration statement until the offer of the securities is terminated:

          o Our annual report on Form 10-K for the year ended December 31, 2003, filed with the SEC on July 2, 2004 (File No. 0-23044);

          o Our quarterly report on Form 10-Q for the quarter ended March 31, 2004, filed with the SEC on July 2, 2004 (File No. 0-23044);

          o Our current reports on Form 8-K, filed with the SEC on February 13, 2004, February 20, 2004 and April 8, 2004, and our amendment to periodic report on Form 8-K/A, filed with the SEC on March 9, 2004 (File Nos. 0-23044); and

          o The description of the shares of our common stock contained in Amendment No. 2 to Registration Statement on Form 8-A, dated May 1, 2002, filed pursuant to Section 12 of the Exchange Act, including any amendment or report subsequently filed for the purpose of updating that description.

         If you request copies of any of the documents incorporated by reference, we will send you the copies you requested at no charge. However, we will not send exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. You should direct requests for such copies to Motient Corporation, 300 Knightsbridge Parkway, Lincolnshire, Illinois 60069, attention: Corporate Secretary. Our telephone number is (847) 478-4200.

                                     EXPERTS

         The financial statements incorporated in this prospectus by reference to our annual report on Form 10-K for the year ended December 31, 2003 have been so incorporated in reliance on the report of Friedman LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         Motient hereby incorporates by reference into this registration statement the following documents previously filed with the SEC:

          o Our annual report on Form 10-K for the year ended December 31, 2003, filed with the SEC on July 2, 2004 (File No. 0-23044);

          o Our quarterly report on Form 10-Q for the quarter ended March 31, 2004, filed with the SEC on July 2, 2004 (File No. 0-23044);

          o Our current reports on Form 8-K, filed with the SEC on February 13, 2004, February 20, 2004 and April 8, 2004, and our amendment to periodic report on Form 8-K/A, filed with the SEC on March 9, 2004 (File Nos. 0-23044); and

          o The description of the shares of our common stock contained in Amendment No. 2 to Registration Statement on Form 8-A, dated May 1, 2002, filed pursuant to Section 12 of the Exchange Act, including any amendment or report subsequently filed for the purpose of updating that description.

         All documents filed by Motient pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

         To the extent that any proxy statement is incorporated by reference herein, such incorporation shall not include any information contained in such proxy statement which is not, pursuant to the SEC's rules, deemed to be "filed" with the SEC or subject to the liabilities of Section 18 of the Exchange Act.

         The consolidated financial statements of Motient incorporated in this registration statement by reference to the annual report on Form 10-K of Motient for the year ended December 31, 2003, have been so incorporated in reliance on the report of Friedman LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.


Item 4.  Description of Securities.

         Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

         Not Applicable.

Item 6.  Indemnification of Directors and Officers.

         Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL") permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that such provision may not eliminate or limit the liability of a director for (1) any breach of the director's duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under section 174 of the DGCL for unlawful payment of dividends or stock purchases or redemptions, or (4) any transaction from which the director derived an improper personal benefit.

         Under Section 145 of the DGCL, a corporation is permitted to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation), by reason of the fact that the person is or was an officer, director, employee or agent of the corporation or is or was serving at the request of the corporation as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding:
(1) if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; or
(2) in the case of a criminal proceeding, the person had no reasonable cause to believe that his or her conduct was unlawful.

         A corporation also is permitted to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to obtain a judgment in its favor by reason of the fact that the person is or was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, provided that such indemnification is permitted with respect to any claim, issue or matter as to which the person is found liable to the corporation unless and to the extent that the Delaware Court of Chancery or the court in which the action or suit is brought determines the person is fairly and reasonably entitled to indemnification for such expenses as the court shall deem proper.

         A corporation must indemnify any present or former director or officer of the corporation who is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, against expenses actually and reasonably incurred by such person. Expenses incurred by an officer or director, or any employees or agents as deemed appropriate by the board of directors, in defending civil or criminal proceedings may be paid by the corporation in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the corporation.

         Motient's Restated Certificate of Incorporation provides that no director of Motient shall be personally liable for breach of fiduciary duty as a director. Any repeal or modification of such provision shall not adversely affect any right or protection, or any limitation of the liability of, a director of Motient existing at, or arising out of facts or incidents occurring prior to, the effective date of such repeal or modification. Both the Motient Restated Certificate of Incorporation and Motient's Amended and Restated Bylaws contain provisions that further provide for the indemnification of directors and officers in accordance with and to the fullest extent permitted by the DGCL.

Item 7.  Exemption from Registration Claimed.

         The shares of common stock which may be offered or sold from time to time by the selling stockholders pursuant to the reoffer prospectus contained in this registration statement were issued in reliance upon the exemption provided by Rule 506 of Regulation D under the Securities Act and/or Section 4(2) of the Securities Act.

Item 8.   Exhibits.

Exhibit
Number    Description
------    -----------

4.1 Restated Certificate of Incorporation of Motient (as restated effective May 1, 2002) incorporated by reference to Exhibit 3.1 of Motient's Amendment No. 2 to Registration Statement on Form 8-A, filed May 1, 2002).

4.2 Amended and Restated Bylaws of Motient (as amended and restated effective May 1, 2002) (incorporated by reference to Exhibit 3.1 of Motient's Amendment No. 2 to Registration Statement on Form 8-A, filed May 1, 2002).

4.3       Specimen of Common Stock Certificate (incorporated by reference to
          Exhibit 4.1 of Motient's Amendment No. 2 to Registration Statement on Form 8-A, filed May 1, 2002).

23.1      Consent of Friedman LLP (filed herewith)

         None of the shares of common stock being registered by the registrant on this Form S-8 will be original issue securities. Accordingly, in accordance with Item 8(a) of Form S-8, no opinion of counsel is provided concerning the legality of the securities being registered.

Item 9.  Undertakings.

         (1) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (a) to include any prospectus required by Section 10(a)(3) of the Securities Act;

         (b) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

         (c) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
provided, however, that paragraphs 1(a) and 1(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

         (2) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Lincolnshire, State of Illinois, on July 2, 2004.


                                     MOTIENT CORPORATION


                            By:      /s/ Christopher W. Downie
                                     -------------------------
                                     Christopher W. Downie
                                     Executive Vice President, Chief Operating
                                     Officer and Treasurer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



 Signature                           Title                                        Date
 ---------                           -----                                        ----


 /s/ Christopher W. Downie            Executive Vice President, Chief Operating   July 2, 2004
 -------------------------            Officer and Treasurer (principal
 Christopher W. Downie                executive officer)



 /s/ Myrna J. Newman                  Controller  and Chief  Accounting  Officer  July 2, 2004
 -------------------                  (principal financial officer)
 Myrna J. Newman


 /s/ Steven G. Singer                 Chairman of the Board                       July 2, 2004
 --------------------
 Steven G. Singer


 ________________                     Director                                    July 2, 2004
 Peter D. Aqunio


 /s/ James D. Dondero                 Director                                    July 2, 2004
 --------------------
 James D. Dondero


 /s/ Jonelle St. John                 Director                                    July 2, 2004
 --------------------
 Jonelle St. John


 /s/ Gerald S. Kittner                Director                                    July 2, 2004
 ---------------------
 Gerald S. Kittner


 /s/ Raymond L. Steele                Director                                    July 2, 2004
 ------------------------
 Raymond L. Steele


                                Index to Exhibits

Exhibit
Number              Description
------              -----------
23.1                Consent of Friedman LLP (filed herewith)